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Compaq Computer Corporation

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NOTICE

OF

2000 ANNUAL MEETING

OF SHAREHOLDERS

AND

PROXY STATEMENT

Beneficial owners of stock held by banks, brokers or investment plans (in "street name") will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from your broker or bank are examples of proof of ownership.

COMPAQ | [LOGO]

COMPAQ | [LOGO]

MICHAEL D. CAPELLAS
President and
Chief Executive Officer

March 10, 2000

Dear Shareholder:

Compaq Computer Corporation will hold its 2000 annual meeting of shareholders in the Grand Ballroom at the J.W. Marriott Hotel, 5150 Westheimer Road, Houston, Texas 77056, on Thursday, April 27, 2000. At the meeting, shareholders will (1) elect twelve Compaq directors for one-year terms and (2) vote to reapprove the Compaq Computer Corporation Bonus Incentive Plan. Detailed information about the meeting is included in the attached proxy statement.

On behalf of the Board of Directors and employees of Compaq, I cordially invite all shareholders to attend the annual meeting in person. Whether or not you plan to attend the meeting, please take the time to vote. As explained in the proxy statement, you may withdraw your proxy at any time before it is actually voted at the meeting.

If you plan to attend the meeting in person, please remember to bring a form of personal identification with you and, if you are acting as a proxy for another shareholder, please bring written confirmation from the record owner that you are acting as a proxy. If you will need special assistance at the meeting, please contact Compaq Investor Relations at 800-433-2391.

Sincerely,

/s/ Michael D. Capellas

Michael D. Capellas

TABLE OF CONTENTS

Caption

Notice
Voting Procedures
Proposal 1: Election of Directors
Corporate Governance Committee Report
Proposal 2: Reapproval of the Compaq Computer Corporation Bonus Incentive Plan
Board Organization and Meetings
Directors' Compensation
Executive Officers
Stock Ownership
Executive Compensation
Human Resources Committee Report
Audit Committee Report
Stock Performance Graph
Section 16(a) Beneficial Ownership Reporting Compliance
General Information
Appendix A
Appendix B

A copy of the Annual Report to Shareholders of Compaq Computer Corporation, which includes financial statements, is being mailed with this
Proxy Statement. You may receive an additional copy of the Annual Report to Shareholders at no charge upon request directed to
Compaq Investor Relations,
P.O. Box 692000, Houston, Texas 77269-2000, telephone 800-433-2391.
Financial reports may also be accessed on our Web site at
www.compaq.com

COMPAQ | [LOGO]

2000 Annual Meeting of Shareholders

April 27, 2000

YOUR VOTE IS IMPORTANT

Notice

Compaq Computer Corporation will hold its 2000 Annual Meeting of Shareholders as follows:

Thursday, April 27, 2000
10:00 A.M.
Grand Ballroom
J.W. Marriott Hotel
5150 Westheimer Road
Houston, Texas 77056

At the 2000 Annual Meeting, shareholders will (1) elect twelve Compaq directors for one-year terms and (2) vote to reapprove the Compaq Computer Corporation Bonus Incentive Plan. You may vote in any of the following four ways: by attending the 2000 Annual Meeting, by telephone, by the Internet, or by proxy card. Specific voting information is included under the caption "Voting Procedures."

Shareholders of record at the close of business on February 29, 2000 are entitled to vote. On that day, approximately 1.7 billion shares of Compaq Common Stock were outstanding. Each share entitles the holder to one vote.

The Compaq Board of Directors asks you to vote in favor of the director nominees and the Compaq Computer Corporation Bonus Incentive Plan. This Proxy Statement provides you with detailed information about the election of directors and the Compaq Computer Corporation Bonus Incentive Plan. We are also using this Proxy Statement to update you on our Audit Committee's roles and responsibilities, to tell you about the status of corporate governance at Compaq, and to discuss our compensation practices and philosophy.

We encourage you to read this Proxy Statement carefully. In addition, you may obtain information about Compaq from the Annual Report to Shareholders included with this mailing and from documents that we have filed with the SEC.

This Notice and Proxy Statement is dated March 10, 2000 and was first mailed to shareholders on March 10, 2000.

Voting Procedures

Your vote is important. Because many shareholders cannot personally attend the 2000 Annual Meeting, it is necessary that a large number be represented by proxy. As described in more detail below, if you are a shareholder of record, you may vote in any of the following four ways: (1) by attending the 2000 Annual Meeting, (2) by calling the toll-free telephone number listed on the proxy card, (3) by voting on the Internet at the address listed on the proxy card, or (4) by marking, signing, dating and mailing your proxy card in the postage-paid envelope provided. You may revoke your proxy at any time before it is actually voted at the 2000 Annual Meeting by (1) delivering a written notice of revocation to the Secretary of Compaq, (2) submitting a later-dated proxy, or (3) attending the 2000 Annual Meeting and withdrawing the proxy. You may also be represented by another person present at the 2000 Annual Meeting by executing a proxy designating such person to act on your behalf.

If you are a shareholder of record, you can save Compaq expense by voting your shares by calling the toll-free telephone number on the proxy card or by voting on the Internet at the address on the proxy card. The telephone and Internet voting procedures use a control number to authenticate shareholders of record, and allow you to vote your shares and confirm that your instructions have been properly recorded. You can save Compaq additional expense by following the instructions on the proxy card to receive future proxy statements and annual reports electronically.

If your shares are held in the name of a bank or broker, you will be able to vote by telephone or on the Internet by following the instructions on the proxy form you receive from your bank or broker.

You have three choices when you vote for directors. You may (1) vote for all the director nominees as a group, (2) withhold your vote for all of the director nominees as a group, or (3) vote for all director nominees as a group except those nominees you identify. If you sign, date and mail your proxy card without indicating how you want to vote, your vote will be counted as a vote in favor of all the nominees and the Compaq Computer Corporation Bonus Incentive Plan. If you do not vote in person, vote by telephone or on the Internet, or return your proxy card, you will not be counted as present for determining the existence of a quorum. However, if your shares are held in street name, your broker may vote your shares in the election of directors if you do not vote prior to the 2000 Annual Meeting. Your broker may not vote your shares to vote to reapprove the Compaq Computer Corporation Bonus Incentive Plan.

We encourage you to vote and to vote promptly. Voting promptly may save Compaq the expense of a second mailing.

Proposal 1

ELECTION OF DIRECTORS

The Election of Directors

Compaq currently has thirteen directors on its Board, twelve of whom have been nominated for election this year and have agreed to serve if elected. Each of the twelve current directors nominated for election this year was elected by the shareholders at the 1999 Annual Meeting of Shareholders, with the exception of

Michael D. Capellas, who was elected President and Chief Executive Officer and appointed a director in July 1999, and Chris A. Davis, who was appointed a director in February 2000. The twelve persons who receive a plurality of the votes cast will be elected and will serve as directors until the 2001 Annual Meeting of Shareholders unless they die, resign or are removed before that meeting.

Frank P. Doyle, who currently serves as a director, is retiring from the Board upon the expiration of his current term and, therefore, will not stand for re-election. Mr. Doyle joined the Board of Directors of Digital Equipment Corporation in August 1995, and played a pivotal role in the Compaq-Digital merger. Since his appointment to Compaq's Board in August 1998 he has been a source of astute advice and practical wisdom. In the spring and summer of 1999, he served with distinction as a member of the Office of the Chief Executive. The Board and management, on behalf of our shareholders, thank him for his efforts.

If a nominee becomes unavailable for election before the 2000 Annual Meeting, the Board of Directors can name a substitute nominee and proxies will be voted for such substitute nominee unless an instruction to the contrary is written on the proxy card.

Information About Nominees

Information about the twelve persons nominated as directors is provided below. The shares represented by proxy cards returned to us will be voted FOR these persons unless you specify otherwise.

BENJAMIN M. ROSEN
Director since 1982

Benjamin M. Rosen, age 66, was appointed Chairman of the Board of Directors of Compaq in 1983. Mr. Rosen served as a member of the Office of the Chief Executive of Compaq from April to July 1999 and as acting Chief Executive Officer during that time. Mr. Rosen is also a director of Capstone Turbine Corp. and Ask Jeeves, Inc., both of which are technology companies, the former being privately-held and the latter publicly-held. He is also Vice Chairman of the Board of Trustees of the California Institute of Technology.

MICHAEL D. CAPELLAS
Director since 1999

Michael D. Capellas, age 45, was elected President and Chief Executive Officer of Compaq and appointed a director in July 1999. Prior to that time, he was Chief Operating Officer of Compaq, a position to which he was elected in June 1999. Mr. Capellas joined Compaq in August 1998 as Senior Vice President, Information Management, and Chief Information Officer. Prior to joining Compaq, he was Senior Vice President and General Manager of the global energy business of Oracle Corporation from 1997 through 1998, and Director of Supply Chain Management for SAP America from 1996 through 1997. From 1981 through 1996, Mr. Capellas held several management positions at Schlumberger Limited, including serving as head of worldwide information services.

LAWRENCE T. BABBIO, JR.
Director since 1995

Lawrence T. Babbio, Jr., age 55, has been President and Chief Operating Officer of Bell Atlantic Corporation since December 1998. In 1997 he was elected President and Chief Operating Officer—Network Group, and Chairman—Global Wireless Group, of Bell Atlantic. In 1995, he was elected Vice Chairman of Bell Atlantic. Mr. Babbio is also a director of Grupo Iusacell, S.A. de C.V., and ARAMARK Corporation.

JUDITH L. CRAVEN
Director since 1998

Judith L. Craven, age 54, was president of the United Way of the Texas Gulf Coast from 1992 to 1998. Prior to that time, Dr. Craven was dean of the School of Allied Health Sciences at the University of Texas Health Science Center at Houston, and director of public health for the City of Houston. Dr. Craven is also a director of A. H. Belo Corporation, Luby's Cafeterias, Inc., SYSCO Corporation and Variable Annuity Life Insurance Company of America.

CHRIS A. DAVIS
Director since 2000

Chris A. Davis, age 49, is Executive Vice President and Chief Financial and Administrative Officer of Gulfstream Aerospace Corporation, a wholly-owned subsidiary of General Dynamics Corporation, and a Vice President of General Dynamics. She joined Gulfstream in 1993 as Executive Vice President and Chief Financial Officer. Prior to joining Gulfstream, she was employed at General Electric Company for more than 17 years, last serving as Chief Financial Officer of the General Electric Electronic Systems Division of General Electric Aerospace. Ms. Davis is also a director of Wolverine Tube, Inc.

ROBERT TED ENLOE, III
Director since 1986

Robert Ted Enloe, III, age 61, has been managing partner of Balquita Partners, Ltd., a real estate and securities investment partnership, since 1996. Mr. Enloe served as a member of the Office of the Chief Executive of Compaq from April to July 1999. From 1975 to 1986 he was President, and from 1992 to 1996 Chief Executive Officer, of Liberté Investors, Inc. He was President of L&N Housing Corp. from 1981 to 1992 and a director of that entity from 1981 to 1996. Mr. Enloe is also a director of Leggett & Platt, Inc., Sixx Holdings Incorporated, Liberté Investors and First Sierra Financial, Inc.

GEORGE H. HEILMEIER
Director since 1994

George H. Heilmeier, age 63, is Chairman Emeritus of Telcordia Technologies (formerly Bell Communications Research, Inc. ("Bellcore")). He was President and Chief Executive Officer of Bellcore from 1991 to 1997, and Senior Vice President and Chief Technical Officer of Texas Instruments, Inc. from 1983 to 1991. He is a member of the Defense Science Board, the General Motors Technical Advisory Board and the National Academy of Engineering. Mr. Heilmeier is also a director of TRW, Inc., Automatic Data Processing, Inc. and Teletech Holdings, Inc., and a member of the Board of Trustees of Mitre Corporation.

PETER N. LARSON
Director since 1993

Peter N. Larson, age 60, has been Chairman and Chief Executive Officer of Brunswick Corporation since 1995. Prior to joining Brunswick, he was an executive officer of Johnson & Johnson, where he served as Worldwide Chairman of the Consumer and Personal Care Group, and as a member of the Executive Committee and the Board of Directors. Mr. Larson is the Chair of the Listed Company Committee of the New York Stock Exchange, and is also a director of CIGNA Corp. and Coty, Inc.

KENNETH L. LAY
Director since 1987

Kenneth L. Lay, age 57, has been Chairman of the Board and Chief Executive Officer of Enron Corp., a diversified energy company, since 1986. Mr. Lay is also a director of Eli Lilly & Company, Trust Company of the West, EOTT Energy Corp., the general partner of EOTT Energy Partners, L.P., and Azurix Corp.

THOMAS J. PERKINS
Director since 1997

Thomas J. Perkins, age 68, was Chairman of the Board of Directors of Tandem Computers Incorporated from 1974 until 1997. He has been a General Partner of Kleiner Perkins Caufield & Byers, a private investment partnership, since 1972, and has served as either a general or limited partner of numerous funds formed by Kleiner Perkins Caufield & Byers. Mr. Perkins is also a director of News Corporation.

KENNETH ROMAN
Director since 1991

Kenneth Roman, age 69, was Chairman and Chief Executive Officer of The Ogilvy Group from 1988 to 1989, Chairman of Ogilvy & Mather Worldwide from 1985 to 1989, and Executive Vice President of American Express from 1989 to 1991. Mr. Roman is also a director of Brunswick Corporation, Coty, Inc., and Gartner Group, Inc.

LUCILLE S. SALHANY
Director since 1996

Lucille S. Salhany, age 53, is the President and Chief Executive Officer of LIFE F/X Networks, Inc. and J.H. Media. Ms. Salhany was President and Chief Executive Officer of United Paramount Network from September 1994 until September 1997. From January 1993 to July 1994 she was Chairman of FOX Broadcasting Company and a director of Fox Inc. Ms. Salhany is also a director of iMedium, Inc., LIFE F/X Networks, Inc., Coty, Inc. and Boston Restaurant Associates.

Corporate Governance Committee Report

Compaq Computer Corporation has a longstanding commitment to building long-term shareholder value with an emphasis on corporate governance.

From its beginning, the Board of Directors has consisted of independent outside directors except for the Chief Executive Officer, who also has been a member of the Board. All Board committees are composed exclusively of independent directors. The roles of Chairman and Chief Executive Officer have been and continue to be separate. Directors have been compensated largely in equity securities to align their interests with those of Compaq's shareholders.

The Board annually reviews and updates its corporate governance standards that govern the selection of Board candidates, director compensation, Board evaluation, executive succession planning, Board retirement policies, and shareholder rights. This year the Board reviewed its standards in comparison to the governance best practices identified by leading governance authorities and determined that it had in place appropriate standards. The standards follow:

  The Board of Directors shall be limited to twelve or fewer members except during certain periods, such as director transitions and the integration of acquisitions. The Chief Executive Officer shall be the only member who is an executive officer except during a transition of the Chief Executive Officer. The Board will seek a balance between independent directors coming from business leadership positions and those who bring special expertise.
  All Board committee members will be independent directors. Committee chairs will rotate periodically with the rotation schedule based on the special expertise and operational knowledge required for each position.
  The Board will meet periodically in executive session without the Chief Executive Officer.
  Board compensation will be paid in equity grants and an annual retainer. No meeting fees will be paid for regularly scheduled Board meetings or committee meetings. Alternatively retainers may be paid in stock options at the election of the individual director. Non-employee directors will maintain ownership of 10,000 shares of common stock within three years after first election to the Board.
  Independent directors will not be paid for consulting nor will Compaq retain their firms for consulting or services without the approval of the full Board.

  Board members will continue to be nominated for re-election on an annual basis. In addition:
  Board members will evaluate the effectiveness of the full Board annually.
  Individual directors will be evaluated in depth by the Corporate Governance Committee and Chief Executive Officer every three years.
  Board members will retire at age 70.
  Each director will be available for a significant time commitment, and a director's acceptance of additional positions as a corporate director will be subject to the Board's review. In general, each director will hold no more than five directorships of unaffiliated for-profit corporations.
  Directors will offer their resignation upon a change of position, including retirement from the position on which their original nomination was based.
  The Corporate Governance Committee will maintain a director orientation program for both new and continuing directors.
  To encourage open and honest communication by Compaq's shareholders, confidential voting will be used for all matters to be voted upon by shareholders except (i) as necessary to meet legal requirements, (ii) when a shareholder requests disclosure of the shareholder's vote to management, (iii) in a dispute regarding authenticity of proxies and ballots and (iv) in the event of a proxy contest, if the other party soliciting proxies does not agree to comply with the confidential voting policy.

In the 1999 annual evaluation of Board effectiveness, each director completed a Board evaluation questionnaire, focusing on Board information and expertise, Board presentation formats, quality of materials furnished to the Board, Board meetings and organization, and Board duties and organization. The results were reported to the Board, which identified and took actions to improve its effectiveness.

In the 1999 evaluation of individual directors, individual director performance was reviewed on a number of criteria, including stock ownership, attendance, preparation, participation, and contribution. Following the review, the Corporate Governance Committee recommended the nomination of each of the directors on the slate of directors being recommended to the shareholders at the 2000 Annual Meeting.

Corporate Governance Committee

Kenneth Roman (Chair)	Peter N. Larson
Lawrence T. Babbio, Jr.	Kenneth L. Lay
Judith L. Craven	Thomas J. Perkins
Frank P. Doyle	Benjamin M. Rosen
Robert Ted Enloe, III	Lucille S. Salhany
George H. Heilmeier

Proposal 2

REAPPROVAL OF THE COMPAQ COMPUTER CORPORATION
BONUS INCENTIVE PLAN

The Compaq Computer Corporation Bonus Incentive Plan was first adopted by the Board of Directors and approved by shareholders of Compaq in 1995. The Bonus Plan provides incentives for senior executives and other key employees whose performance in fulfilling the responsibilities of their positions can have a major impact on the profitability and future growth of Compaq.

Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder, generally limit the corporate income tax deduction for publicly held companies to $1,000,000 in any tax year for compensation paid to certain executive officers. Deductions are, however, permitted if certain conditions are met, including a requirement that the plan under which such compensation is paid be reapproved by shareholders every five years. There have been no changes to the Bonus Plan since its initial adoption by the Board and approval by shareholders in 1995.

Certain Terms of the Bonus Plan

The following summary description of certain terms of the Bonus Plan is qualified in its entirety by reference to the full text of the Bonus Plan attached to this Proxy Statement as Appendix A.

The Bonus Plan is administered by a committee of two or more "outside" directors designated by the Board of Directors, which committee is currently the Human Resources Committee. The administering committee has full authority to interpret the Bonus Plan and to adopt such rules and regulations deemed necessary to effect the purposes of the Bonus Plan. The administering committee, however, may not exercise any such authority if such action would have the effect of increasing the amount of an award under the Bonus Plan to any officer defined as a "covered employee" under Section 162(m) of the Code, which generally includes executive officers listed in the compensation tables of Compaq's proxy statement for the annual meeting following the year in which such compensation is paid. The administering committee has the sole discretion to select officers or other employees of Compaq or its subsidiaries who will be eligible to earn awards under the Bonus Plan for any calendar year. Subject to the limits under the Bonus Plan, the administering committee also has the authority to determine the amount of such awards and any conditions under which they may be earned.

Annual bonus awards are paid in the form of cash, and participants in the U.S. may have any or all of such awards deferred into the Compaq Computer Corporation Deferred Compensation and Supplemental Savings Plan. Such awards are nontransferable and nonassignable other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order prior to the payment of an award. The amount of any award to any covered employee is limited to 15% or less of the plan funding amount for the award year. The plan funding amount is equal to 6% of pretax operating income for the applicable award year. Payments to a covered employee are contingent upon the administering committee's certifying the plan funding amount for the applicable award year. This amount may be reduced at the discretion of the administering committee. Where special factors are present, the administering committee, in its sole discretion, may adjust net income as it is used to determine payments under the Bonus Plan, except that such adjustments shall be disregarded for purposes of calculating the amount that may be paid to a covered employee under the Bonus Plan. The administering committee may reduce or eliminate an award amount to a covered employee.

Eligible Participants

Under the Bonus Plan, and as designated by the administering committee, any employee of Compaq or its subsidiaries may participate in the Bonus Plan and receive award(s). This includes the Chief Executive Officer, who is a director, nine other executive officers, and more than 60,000 other employees.

Nature of Amendments Allowed to the Bonus Plan Without Shareholder Action

The Board of Directors may terminate or amend, in whole or in part, the Bonus Plan. However, no such action may adversely affect the rights of any participant under any awards deferred by such participant into the Compaq Computer Corporation Deferred Compensation and Supplemental Savings Plan. Upon any whole or partial termination of the Bonus Plan the administering committee may, in its sole discretion, direct the payment to participants of any awards not already paid out prior to the respective dates upon which payments would otherwise be made, in a lump sum or installments. The Board of Directors may delegate to the administering committee any or all of its authority relating to amending or terminating the Bonus Plan. However, any amendment to the Bonus Plan that would affect any covered employee must be approved by Compaq's shareholders if required by Section 162(m) of the Code.

2000 and 1999 Compensation

The benefits to be received for 2000 performance under the Bonus Plan are not yet determinable. All compensation paid under the Bonus Plan to the named executive officers for 1999 is included in this Proxy Statement in the Summary Compensation Table under the caption "Executive Compensation." For 1999, the following compensation was paid under the Bonus Plan to the following groups: (1) to all current executive officers, as a group, $3.8 million; and (2) to all employees, including all current officers who are not executive officers, as a group, $100 million. Non-employee directors are not eligible for payments under the Bonus Plan.

Discussion of Federal Income Tax Consequences

The Revenue Reconciliation Act of 1993 added Section 162(m) to the Code. Section 162(m) limits the corporate income tax deduction for publicly held companies to $1,000,000 in any tax year for compensation paid to each of the Chief Executive Officer and the four highest paid executive officers apart from the Chief Executive Officer. This rule applies to all deductible compensation, including the deduction arising from the payment of annual bonuses. Various forms of compensation are exempted from this deduction limitation, including payments that are (1) subject to the attainment of pre-established objective performance goals, (2) established and administered by outside directors, and (3) approved by the shareholders. The Board of Directors believes payments made under the Bonus Plan qualify for exemption from the operation of Section 162(m) and, therefore, qualify as deductible by Compaq.

Reapproval

Reapproval of the Bonus Plan requires the affirmative vote of the holders of a majority of the shares of Common Stock represented and entitled to vote at the 2000 Annual Meeting. Broker non-votes will not be treated as shares present or represented and entitled to vote. The Board of Directors believes that the reapproval of the Bonus Plan is in the best interests of Compaq since it will facilitate Compaq's attraction, motivation and retention of key executives and employees, while maintaining Compaq's ability to fully deduct its performance-based compensation under Section 162(m) of the Code.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR REAPPROVAL OF THE COMPAQ COMPUTER CORPORATION BONUS INCENTIVE PLAN. Proxies solicited by management will be voted FOR this proposal unless a vote against this proposal or abstention is specifically indicated.

Board Organization and Meetings

During 1999, the Board of Directors met 17 times and various committees of the Board met a total of 18 times. Attendance at Board and committee meetings averaged 96 percent. Each director attended more than 75 percent of the meetings of the Board of Directors and the committees on which such director served.

The Board of Directors has a standing Audit Committee, Human Resources Committee and Corporate Governance Committee. The Audit Committee consists of the following four non-employee directors: Mr. Enloe (Chair) and Messrs. Heilmeier, Perkins and Roman. The Audit Committee provides independent, objective oversight of Compaq's accounting functions and internal controls, and ensures the objectivity of Compaq's financial statements. Additional information regarding the Audit Committee and its functions and responsibilities is included in this Proxy Statement under the caption "Audit Committee Report." The Audit Committee met eight times in 1999.

The Human Resources Committee consists of the following four non-employee directors: Mr. Babbio (Chair), Dr. Craven, Mr. Doyle and Ms. Salhany. Information regarding the function and responsibilities of the "Human Resources Committee" is included in this Proxy Statement under the caption "Human Resources Committee Report." The Human Resources Committee met seven times in 1999.

The Corporate Governance Committee consists of the following eleven non-employee directors: Mr. Roman (Chair), Mr. Babbio, Dr. Craven, Messrs. Doyle, Enloe, Heilmeier, Larson, Lay, Perkins and Rosen, and Ms. Salhany. The Corporate Governance Committee evaluates and recommends director candidates, and its functions and responsibilities are further described in the Corporate Governance Committee Report set forth in this Proxy Statement under the caption "Corporate Governance Committee Report." The Corporate Governance Committee met three times in 1999.

Directors' Compensation

Board members who are not Compaq employees receive an annual retainer of $35,000 (or $55,000 for the Chairman).

Directors serving on the Audit Committee receive an additional annual retainer of $10,000, and directors serving on the Human Resources Committee receive an additional annual retainer of $5,000. Each committee chair receives an additional annual retainer of $10,000. Non-employee directors also receive a meeting fee of $1,000 for any Board or committee meeting that is held on a day other than the day of a regularly scheduled meeting (directors do not receive any fees for regularly scheduled meetings). Directors are reimbursed for travel and certain other expenses incurred in connection with their duties as directors.

Compaq's stock option plans for non-employee directors authorize four different types of grants. First, each newly-appointed non-employee director receives an initial option grant for 31,250 shares of Common Stock; second, each non-employee director who has been serving more than one year receives an annual option grant for 25,000 shares of Common Stock upon re-election; third, a non-employee director named as Chairman of the Board annually receives an option grant for an additional 6,250 shares of Common Stock; and finally, prior to each annual meeting each non-employee director may elect to receive all or a portion of the following year's annual retainer in the form of a stock option grant, for which the number of shares and the exercise price are based upon 50% of the closing price of the Common Stock on the day of the annual meeting.

On February 29, 2000, Ms. Davis received an option grant for 31,250 shares of Common Stock as a result of her appointment to the Board. The exercise price of these options is $25.13 per share.

On April 22, 1999, each of the current non-employee directors who had been serving for more than one year received an option grant for 25,000 shares of Common Stock as a result of their re-election, and Mr. Rosen received an additional option grant for 6,250 shares of Common Stock, in each case at an exercise price of $23.69 per share.

As a result of individual directors' elections to receive all or a portion of their annual retainers in stock options, on April 22, 1999, the following directors received options on the following number of shares of Common Stock: Mr. Babbio, 2,320 shares; Messrs. Doyle, Enloe and Lay, 2,953 shares each; Mr. Larson, 4,219 shares; Mr. Perkins, 3,797 shares; Messrs. Roman and Rosen, 4,641 shares each; and Ms. Salhany, 3,375 shares. The exercise price of these options is $11.85 per share.

In connection with the formation of an Office of the Chief Executive in April 1999 to oversee Compaq's operations pending the selection of a new Chief Executive Officer, and in recognition of the considerable time that Messrs. Rosen, Doyle and Enloe, as the three members of such office, would be required to devote to such position, the Board determined that it was appropriate to grant each of them options to purchase 200,000 shares of Common Stock, 100,000 shares at an exercise price of $22.75 per share, and 100,000 shares at an exercise price of $23.69 per share. All such options vested and became exercisable upon the election of Mr. Capellas in July 1999 to the office of President and Chief Executive Officer.

As part of Compaq's charitable giving strategy, Compaq established a directors charitable donation program funded by life insurance. Upon the death of a director who has served for at least three years, Compaq will donate $1 million to charitable organizations recommended by the director. Compaq will be reimbursed by life insurance proceeds. Individual directors derive no financial benefit from this program since Compaq makes all charitable donations.

Executive Officers

The Board elects executive officers annually at its first meeting following the annual meeting of shareholders. Certain information about Compaq's executive officers is set forth below. Information about Mr. Capellas is included under the caption "Election of Directors—Information About Nominees."

Peter Blackmore, age 52, became Senior Vice President, Sales and Marketing, in June 1999 in connection with Compaq's establishment of three global business groups. Prior to that time, he was Vice President Enterprise Computing of Europe, Middle East and Africa, a position to which he was elected in January 1995. Mr. Blackmore joined Compaq in 1991 as Manager Major Accounts Marketing, Europe.

George Devlin, age 46, was elected Senior Vice President, Supply Chain Management in January 2000. Prior to that time, he was Vice President and General Manager, EMEA, Demand Fulfillment, a position to which he was elected in April 1999. Mr. Devlin joined Compaq in 1987 in Compaq's manufacturing facility in Scotland.

Yvonne R. Jackson, age 50, joined Compaq in November 1999 as Senior Vice President, Human Resources, Organization and Environment. Prior to joining Compaq, Ms. Jackson was Senior Vice President of Worldwide Human Resources for Burger King Corporation, a position she had held since 1993.

Michael J. Larson, age 46, became Senior Vice President and Group General Manager, Consumer Group, in June 1999 in connection with Compaq's establishment of three global business groups. Prior to that time, he was Vice President and Group General Manager, Consumer Group, a position to which he was elected in January 1999. Mr. Larson joined Compaq in January 1996 as Vice President, Sales and Marketing, Consumer Products. Prior to joining Compaq, he was Senior Vice President of Sales, Operations and Distribution for Toshiba America Consumer Products, Inc. from 1993 to 1995.

Robert V. Napier, age 53, joined Compaq in August 1999 as Senior Vice President, Information Management, and ChiefInformation Officer. Prior to joining Compaq, he was Senior Vice President and Chief Information Officer of Mariner Post-Acute Network, a position he had held since January 1998. Mr. Napier was Chief Information Officer of Delphi Automotive Systems from January 1997 to January 1998, and Chief Information Officer of Lucent Technologies, Inc., from February 1993 to January 1997.

Enrico Pesatori, age 59, became Senior Vice President and Group General Manager, Enterprise Solutions and Services Group, in June 1999 in connection with Compaq's establishment of three global business groups. Prior to that time, he was Senior Vice President, Corporate Marketing, a position to which he was elected in June 1998. Mr. Pesatori joined Compaq in 1997 at the time Compaq acquired Tandem Computers Incorporated. At that time, Mr. Pesatori was President of Tandem, a position he had held since 1996. Mr. Pesatori was Vice President and General Manager of Digital Equipment Corporation's Computer Systems Division from 1993 to 1996.

Thomas C. Siekman, age 58, was elected Senior Vice President and General Counsel in April 1999. Prior to that time he was Senior Vice President, General Counsel and Secretary, positions to which he was elected in June 1998 at the time of Compaq's acquisition of Digital Equipment Corporation. Mr. Siekman had been Vice President and General Counsel of Digital since 1993.

Ben K. Wells, age 46, was elected Vice President and Corporate Treasurer in October 1997, and named acting Chief Financial Officer in April 1999. From August 1993 to October 1997, he was Assistant Treasurer, and from September 1991 to August 1993 Director of Foreign Exchange & Investments. Mr. Wells joinedCompaq in 1987 as Manager, Foreign Exchange.

Michael J. Winkler, age 55, became Senior Vice President and Group General Manager, Commercial Personal Computing Group, in June 1999 in connection with Compaq's establishment of three global business groups. Prior to that time, he was Senior Vice President and Group General Manager, PC Products Group, a position to which he was elected in November 1996. Mr. Winkler joined Compaq in 1995 as Senior Vice President, Portable PC Division. Prior to joining Compaq, he was a Vice President and General Manager of the Computer Systems Division of Toshiba America Information Systems, a position he had held since 1991.

Jesse J. Greene, Jr., age 54, is not currently an executive officer of Compaq, but will join Compaq in April 2000 as Senior Vice President and Chief Financial Officer. Mr. Greene will join Compaq from Eastman Kodak Company, where most recently he served as Corporate Senior Vice President and Director of Business Strategy and Information Technology. During six years at Kodak, Mr. Greene held a number of positions, including acting Chief Financial Officer, Vice President of Finance, and Treasurer. Prior to joining Kodak, he spent 23 years at International Business Machines, serving in a variety of finance-related capacities.

Stock Ownership

The following table gives information about the ownership of Compaq Common Stock as of February 29, 2000, by (1) each director and nominee for director; (2) each of the Chief Executive Officer, the four most highly compensated other executive officers during 1999, and Compaq's former Chief Executive Officer (all such persons collectively, the "named executive officers"); and (3) all executive officers and directors (including nominees) as a group. There were no holders known to Compaq to own beneficially 5% or more of its outstanding Common Stock as of such date. Beneficial ownership of securities is defined by the SEC to mean generally the power to vote or dispose of securities, regardless of economic interest. Compaq had approximately 1.7 billion shares of Common Stock outstanding as of February 29, 2000.

COMMON STOCK OWNERSHIP TABLE

	Number of Shares				Percent of Outstanding
Name of Owner	Options(1)		Total (1)

Benjamin M. Rosen	306,233		5,686,053		*
Michael D. Capellas	270,000		696,205		*
Lawrence T. Babbio, Jr.	246,928		271,928		*
Judith L. Craven	31,250		38,250		*
Frank P. Doyle	266,019		276,019		*
Robert Ted Enloe, III	666,425	(2)	681,425	(2)	*
George H. Heilmeier	333,500		349,000		*
Peter N. Larson	279,485		299,601		*
Kenneth L. Lay	187,247	(3)	652,567	(3)	*
Thomas J. Perkins	44,447		1,180,811	(4)	*
Kenneth Roman	484,363		559,047		*
Lucille S. Salhany	233,669		248,669		*
Chris A. Davis	0		2,000		*
Peter Blackmore	462,495		462,495		*
Michael J. Larson	214,835		214,925		*
Enrico Pesatori	745,004		754,949	(5)	*
Michael J. Winkler	687,513		728,145		*
Eckhard Pfeiffer	12,875,000	(6)	12,875,000	(6)	*
All executive officers and directors (including nominees) as a group (23 persons)	19,062,207		26,736,317		1.54
* Less than 1%

(1) Includes Compaq stock options that are currently exercisable or that will become exercisable by April 29, 2000.
(2) Includes Compaq stock options to purchase 328,209 shares of Common Stock held by a limited partnership.
(3) Includes Compaq stock options to purchase 110,000 shares of Common Stock held by a limited partnership. The Total column additionally includes 125,034 shares of Common Stock held by a limited partnership.
(4) Includes 1,136,364 shares of Common Stock held by trusts.
(5) Includes 945 shares of Common Stock held by Mr. Pesatori's spouse.
(6) Mr. Pfeiffer resigned as President and Chief Executive Officer in April 1999. All of his options listed in the table are vested and currently exercisable. See "Executive Compensation".

Executive Compensation

Tables I through III give information about the cash compensation and stock options awarded to each of the named executive officers. The notes to these tables provide more specific information.	Compaq's compensation policies are discussed in the Human Resources Committee Report set forth in this Proxy Statement under the caption "Human Resources Committee Report."

TABLE I
SUMMARY COMPENSATION

		Annual Compensation(1)			Long-Term Compensation

Name	Year	Salary	Bonus	Other Annual Compensation	Restricted Stock Awards		Securities Underlying Options(2)	All Other Compensation(3)

Michael D. Capellas	1999	$850,000	$1,000,000	—	$4,987,500	(5)	1,800,000	$ 76,739	(6)
President and Chief Executive Officer(4)	1998	400,000	200,000	—	—		200,000	—

Peter Blackmore	1999	425,000	400,000	—	—		525,000	48,720
Senior Vice President, Sales and Marketing(4)

Michael J. Larson	1999	400,000	400,000	—	—		625,000	48,290	(7)
Senior Vice President and Group General Manager, Consumer Group(4)

Enrico Pesatori	1999	550,000	500,000	—	—		325,000	229,681	(8)
Senior Vice President and Group General Manager,	1998	550,000	150,000	—	—		300,000	1,322,122	(9)
Enterprise Solutions and Services Group(4)

Michael J. Winkler	1999	500,000	250,000	—	—		325,000	144,554	(10)
Senior Vice President and Group General Manager,	1998	440,000	550,000	—	—		300,000	326,200	(10)
Commercial Personal Computing Group	1997	400,000	600,000	—	—		550,000	286,500	(10)

Eckhard Pfeiffer	1999	1,600,000	—	—	—		—	10,211,529
Former President and Chief Executive Officer(11)	1998	1,479,167	3,000,000	—	—		875,000	1,625,000
	1997	1,250,000	3,250,000	—	—		1,750,000	1,500,000

(1) Includes cash compensation earned by the named executive officers, including amounts earned but deferred. Compaq believes that the value of any other benefits to any other named executive officer during 1997, 1998, and 1999 did not exceed $50,000 or fall within any other category requiring inclusion.

(2) All numbers in this column reflect Compaq's five-for-two stock split in July 1997 and two-for-one stock split in January 1998.

(3) Unless otherwise stated, amounts in this column consist of deferred unfunded bonuses, the payment of which is subject to conditions established by the Human Resources Committee.

(4) Mr. Capellas joined Compaq in August 1998. Messrs. Blackmore, Larson and Pesatori first became executive officers of Compaq in 1999, 1999 and 1998, respectively.

(5) In connection with his election to President and Chief Executive Officer, Compaq granted Mr. Capellas 200,000 shares of restricted Common Stock under the Compaq Computer Corporation 1989 Equity Incentive Plan. This restricted stock vests on the fifth anniversary of Mr. Capellas' election if he is then an employee of Compaq, subject to earlier vesting as follows: 50,000 of such shares vest if the price of Compaq's Common Stock is at least $35 per share for thirty consecutive trading days, 50,000 of such shares vest if such price is at least $40 per share, and 100,000 of such shares vest if such price is at least $50 per share. Cash dividends on unvested shares of this restricted stock inure to the benefit of Compaq. The dollar value of this restricted stock reported in the table was calculated by multiplying the number of restricted shares awarded by $24.9375, the closing price of Compaq's Common Stock on July 22, 1999, the date of grant. The dollar value of Mr. Capellas' restricted stock holdings on December 31, 1999 was $5,412,500, calculated by multiplying the number of restricted shares held by Mr. Capellas on December 31, 1999 by $27.0625, the closing price of Compaq's Common Stock on December 31, 1999.

(6) Includes contributions by Compaq to Compaq's defined contribution plan and/or deferred compensation and supplemental savings plan of $36,739.

(7) Includes contributions by Compaq to Compaq's defined contribution plan and/or deferred compensation and supplemental savings plan of $21,510.

(8) Includes $96,271 in interest subsidy and $103,410 in relocation and travel benefits.

(9) Includes $102,459 in interest subsidy, $27,996 in relocation and travel benefits, and $1,191,667 in contractual payments related to Compaq's acquisition of Tandem Computer Corporation.

(10) Includes contributions by Compaq to Compaq's defined contribution plan and/or deferred compensation and supplemental savings plan of $34,554, $26,200 and $24,000 in 1999, 1998, and 1997, respectively.

(11) Mr. Pfeiffer resigned as President and Chief Executive Officer in April 1999. The amount set forth in the Salary column for 1999 represents Mr. Pfeiffer's salary rate for 1999. As a result of Mr. Pfeiffer's resignation, the actual amount of such salary paid to Mr. Pfeiffer in 1999 was $1,095,128. The amount set forth for 1999 under the column "All Other Compensation" consists of (1) a separation payment of $6,400,000 and a long-term bonus payment of $3,408,825 paid to Mr. Pfeiffer in connection with such resignation (such $6,400,000 to be paid out over a two year period, subject to the terms of the separation agreements governing such resignation), (2) spouse travel expense reimbursement of $14,284 and (3) an accrued vacation payment of $388,420. In addition, at age 65 Mr. Pfeiffer will receive benefits under the defined benefit retirement pension plan of Compaq's German subsidiary. These benefits, based on 16 years of service at Compaq, will equal approximately $560,000 annually, reduced by U.S. and German social security benefits, pension payments from previous employers, and any amounts contributed by Compaq on his behalf to the U.S. defined contribution plan.

TABLE II
1999 STOCK OPTION EXERCISES AND YEAR-END OPTION VALUES

	1999 Stock Option Exercises		Number of Unexercised Options at December 31, 1999		Value of Unexercised in-the-money Options at December 31, 1999

	Shares	Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Michael D. Capellas	0	$ —	89,999	1,910,001	$ 158,740	$ 4,230,660
Peter Blackmore	0	—	424,163	638,337	6,115,484	2,104,603
Michael J. Larson	0	—	180,917	669,083	1,489,709	1,606,601
Enrico Pesatori	10,000	333,200	682,545	924,953	4,986,214	2,121,777
Michael J. Winkler	143,336	4,685,444	570,843	1,100,821	3,717,711	4,345,694
Eckhard Pfeiffer(1)	0	—	13,475,000	0	229,585,550	—

(1)  Mr. Pfeiffer resigned as President and Chief Executive Officer in April 1999.

TABLE III
1999 STOCK OPTION GRANTS

	1999 Stock Option Grants				Gains on Assumed Rates of Stock Price Appreciation for Option Term(1)

	Options Granted(2)	Percent of 1999 Employee Option Grants	Exercise/Base Price per Share	Expiration Date	Assumed Rate 5%	Assumed Rate 10%

Michael D. Capellas	200,000	0.17%	$22.75	4/17/2009	$ 2,861,495	$ 7,251,517
	100,000	0.09%	22.69	6/23/2009	1,426,974	3,616,196
	1,000,000	0.85%	24.94	7/21/2009	15,684,766	39,747,876
	500,000	0.43%	25.13	12/7/2009	7,902,129	20,025,343
Peter Blackmore	100,000	0.09%	47.19	1/27/2009	2,967,779	7,520,859
	100,000	0.09%	22.75	4/18/2009	1,430,748	3,625,759
	325,000	0.28%	25.13	12/7/2009	5,136,384	13,016,473
Michael J. Larson	200,000	0.17%	47.19	1/27/2009	5,935,558	15,041,718
	100,000	0.09%	22.75	4/17/2009	1,430,748	3,625,759
	325,000	0.28%	25.13	12/7/2009	5,136,384	13,016,473
Enrico Pesatori	325,000	0.28%	25.13	12/7/2009	5,136,384	13,016,473
Michael J. Winkler	325,000	0.28%	25.13	12/7/2009	5,136,384	13,016,473
Eckhard Pfeiffer(3)	0	0.00%	—	—	—	—
All shareholders:
Approximately 1.7 billion shares outstanding on December 8, 1999	N/A	N/A	N/A	N/A	$27 billion	$68 billion
Named executive officers' gain as % of all shareholders' gain					0.22%	0.22%

(1) The potential gain is calculated from the closing price of Compaq Common Stock on the date of grants to the namedexecutive officers. These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises and Compaq Common Stock holdings are dependent on the future performance of Compaq Common Stock.

(2) Option grants vest over 60 months from the date of grant and expire upon the earlier of one year after termination ofemployment or ten years from the date of grant.

(3) Mr. Pfeiffer resigned as President and Chief Executive Officer in April 1999.

Compaq's executive officers in the United States are eligible to participate in Compaq's defined contribution plan and deferred compensation and supplemental savings plan. Amounts contributed to the defined contribution plan and deferred compensation and supplemental savings plan are included in the Summary Compensation Table under the caption "Executive Compensation."

In 1999, Compaq entered into an employment agreement with Mr. Capellas that sets forth the terms of his employment, including his right to receive a severance payment equal to two times his base salary and bonus for the preceding year upon (1) termination of employment without cause or (2) his resignation following his removal as President or Chief Executive Officer, his being assigned duties materially inconsistent with his position as Chief Executive Officer, a reduction in pay greater than 25 percent or Compaq's failure to renew the agreement. In addition, if Mr. Capellas' employment is terminated for any of these reasons following a change of control of Compaq, such severance payment will equal three times his base salary and bonus for the preceding year and his restricted stock grants will vest under a prescribed vesting schedule. Further information regarding these restricted stock grants is included in this Proxy Statement in the Summary Compensation Table under the caption "Executive Compensation." Mr. Capellas' right to receive the severance payment is subject to his releasing any claims against Compaq and agreeing not to compete with Compaq or solicit its employees for twenty-four months. Also in connection with his election to President and Chief Executive Officer, Compaq loaned Mr. Capellas $5 million to purchase Compaq Common Stock. See "Human Resources Committee—Report Stock Equity Plans."

Compaq has severance arrangements with its other executive officers. Compaq has agreed with each of these officers that upon (1) termination of employment without cause or (2) resignation following a material change in the officer's duties, a change of control, disability, a reduction in pay greater than 25 percent, or Compaq's failure to renew the agreement, such officer would receive a severance payment equal to eighteen months of base compensation. Compaq's obligation to make such payment is subject to the officer's executing a release and noncompetition and nonsolicitation agreement.

Under the agreements governing Mr. Pfeiffer's resignation as President and Chief Executive Officer in April 1999, Mr. Pfeiffer agreed to certain noncompetition and nonsolicitation obligations for two years following such resignation, all of Mr. Pfeiffer's outstanding Compaq stock options vested upon such resignation and the expiration dates thereof were extended to ten years from the date of grant, and Mr. Pfeiffer received a separation payment of $6,400,000 and a long-term bonus payment of $3,408,825.

Compaq's stock option plans provide for full vesting of outstanding options in the event there is a change of control of Compaq.

Human Resources Committee Report

The Human Resources Committee of the Board of Directors, which is composed of independent directors, ensures that Compaq's human resource and compensation policies support and enhance its strategic objectives. The Committee reviews and advises the Board about Compaq's human resource strategies, oversees executive succession planning, adopts the policies that govern Compaq's compensation programs, sets the compensation of executive officers, and administers Compaq's cash bonus and stock equity plans.

Executive Succession Planning. The Committee believes that succession planning plays a vital role in a healthy corporate environment. We continue to be impressed with the talent in the Compaq organization and, in fact, the Board found the new Chief Executive Officer in Compaq's executive officer ranks. Improved succession planning will serve Compaq and its shareholders by ensuring that Compaq has a depth of executive talent to meet its future needs. We have established succession planning as a specific performance objective for Mr. Capellas and he has established objectives in this area for each member of his staff.

Compaq's Compensation Programs. The Committee establishes compensation programs designed to attract, retain, and reward employees who will lead Compaq in achieving its business goals in a highly competitive and rapidly changing industry; ensures that Compaq fulfills its ethical and legal responsibilities to employees; and ensures that management compensation is reasonable in light of Compaq's objectives, performance, and compensation for similar personnel at other companies. The compensation mix for executive officers consists of base salaries, bonuses, and stock option awards. As a result, much of an officer's compensation depends on Compaq's financial performance.

The Committee makes its compensation decisions based on an analysis of Compaq's performance, an assessment of comparative compensation information, and an evaluation of the performance of executive officers.

Comparative performance data in 1999 was based on a group of 13 large industry competitors included in the S&P Computer (Hardware) Index. An external consulting firm recommends the peer group after analyzing companies for similar product lines, size, and financial structure.

Comparative compensation data in 1999 was derived from an analysis of several independent surveys of compensation practices by Compaq and external consultants. Information from the computer and electronics industry segments is used wherever available. Nearly all of the companies in the comparative performance analysis are included in one or more of the surveys used to assess comparative compensation practices. The Committee believes these sources provide the correct information to evaluate the pay practices of the companies with which Compaq competes to hire and retain executives.

Compaq's performance in 1999 placed it well below the 50th percentile in the peer group based on an evaluation of return on invested capital and sales growth, which are highly correlated with long-term shareholder value creation. This performance level reflects intense pricing competition for some of Compaq's products, business units that had developed non-competitive cost structures, and Compaq's failure to keep pace with shifts in sales and distribution models. The Committee believes Compaq management has taken appropriate actions to restore Compaq's growth and financial performance.

Executive Officer Compensation. Compaq targets executive base salary ranges at the 50th to 75th percentile of relevant market data. The Committee annually establishes each executive officer's base salary, including the Chief Executive Officer's, based on its evaluation of the officer's performance and contribution in the previous year and on competitive pay practices. The criteria used in the appraisal in 1999 varied based upon the officer's sphere of responsibility, but generally focused on measures such as execution of long-term strategies, meeting financial goals, sales growth in marketing and sales divisions, an assessment of plans for existing and new products in product groups, expense control, integration and restructuring, and asset management.

The Committee also used comparative market data to arrive at a compensation package for Michael Capellas when the Board of Directors elected him to the position of President and Chief Executive Officer in July of 1999. The Committee developed a competitive compensation package consisting of base salary, restricted stock, and stock options that reflected market practices for individuals selected internally to fill comparative positions.

Likewise, the Committee reviewed market data, Compaq's historical compensation practices and personal compensation history in determining compensation packages for the new Chief Information Officer and the new Senior Vice President of Human Resources, Organization, and Environment.

Cash Incentive Plan. Each year, in accordance with Compaq's Bonus Incentive Plan, the Committee establishes a cash bonus fund based on Compaq performance. In 1999, the Committee evaluated comparative compensation data to determine the aggregate amount required to pay bonuses that would result in average total cash compensation to executives below the 50th percentile level of the market. The Committee determined that this level of funding was appropriate in light of Compaq results during 1999. The Committee then determined the amount of the award for each executive officer by reviewing comparative data for each executive officer's position and evaluating this information in light of individual contribution levels, succession plans, prospective future contributions, and retention requirements. The Committee authorizes the bonus funding pool for key employees other than executive officers and reviews ranges of awards appropriate for different management levels based on competitive pay practices. It then delegates to the Chief Executive Officer the authority to designate bonus awards to employees other than executive officers based on individual performance and contributions.

In establishing Mr. Capellas' bonus, the Committee considered Mr. Capellas performance in 1999, focusing on three aspects: operational and financial results, strategic planning, and leadership. The Committee determined that Mr. Capellas has developed and implemented effective strategies and organization alignment to ensure progress in Compaq's transition to an Internet information technology leader. The Committee noted the strength of Mr. Capellas' leadership as demonstrated by the rapidity with which he lead Compaq's senior management team to develop and deploy a vision, mission, and strategy to focus Compaq as the NonStop™ Internet Company. The Committee noted the positive impact that Mr. Capellas' efforts have had on the investment community's confidence in Compaq.

Stock Equity Plans. The Human Resources Committee and the Board of Directors believe that management's ownership of a significant equity interest in Compaq is an important incentive in building shareholder wealth and aligning the long-term interests of management and shareholders. Therefore, the Committee grants stock options at option prices not less than the fair market value of Compaq stock on the grant date, which vest over 60 months; as a result, stock options have no value unless the share price increases over the fair market value on the date of grant. Option awards contribute to the retention of key executives since executives realize the benefits of options only as they vest based on tenure after the grant. The Committee uses competitive market data, historical option grant practices, and the projected value of outstanding unvested shares and proposed awards to determine an appropriate range of awards for executive officers. The Committee established ranges for awards to other key employees based upon level and contribution and delegated to the Chief Executive Officer the authority to make stock option awards to these employees. The Committee made the annual grants to executive officers and key employees on December 8, 1999, at an option price of $25.13.

In addition to awards to executive officers and other key employees, the Committee granted, on the same date and at the same option price, a one-time option of 200 shares to each Compaq employee who would not otherwise receive a key award. The Committee believed these awards would give employees an incentive to remain employed at Compaq and would provide an increased incentive to employees efforts to improve shareholder value. These stock options were granted at an option price of $25.13, which was not less than the fair market value of Compaq stock on the grant date.

The Human Resources Committee also monitors compliance with the Executive Stock Ownership Policy. The Committee and the Board of Directors believed it important that Mr. Capellas have a significant equity position in Compaq immediately. Therefore, upon his election to President and Chief Executive Officer, Compaq loaned Mr. Capellas $5,000,000 with which to purchase Compaq stock. The Executive Stock Ownership Policy requires the Chief Executive Officer to own 250,000 shares and requires each of the other executive officers to own 10,000 shares for each year as an executive officer. Mr. Capellas' stock ownership meets the requirement and all other executive officers either meet or are making satisfactory progress toward the ownership goals. Compaq is subject to Internal Revenue Code Section 162(m), which could limit the deductibility of certain compensation payments to its executive officers. Compaq believes that any compensation realized in connection with the exercise of stock options granted by Compaq is deductible as performance-based compensation.

Compaq also believes that compensation paid under its Bonus Incentive Plan qualifies as deductible under Section 162(m). Compaq generally intends to comply with the requirements of Section 162(m); however, it also intends to weigh the burdens of such compliance against the benefits to be obtained by Compaq, and may pay compensation that is not fully deductible if it determines that such payments are in Compaq's best interests.

Human Resources Committee Lawrence T. Babbio, Jr. (Chair) Judith L. Craven Frank P. Doyle Lucille S. Salhany Audit Committee Report

The Audit Committee of the Board is responsible for providing independent, objective oversight of Compaq's accounting functions and internal controls. The Audit Committee is composed of independent directors, and acts under a written charter first adopted and approved by the Board of Directors in 1986. Each of the members of the Audit Committee is independent as defined by Compaq policy and the New York Stock Exchange listing standards. A copy of the Audit Committee Charter is attached to this Proxy Statement as Appendix B.

The responsibilities of the Audit Committee include recommending to the Board an accounting firm to be engaged as Compaq's independent accountants. Additionally, and as appropriate, the Audit Committee reviews and evaluates, and discusses and consults with Compaq management, Compaq internal audit personnel and the independent accountants regarding, the following:

  the plan for, and the independent accountants' report on, each audit of Compaq's financial statements
  Compaq's financial disclosure documents, including all financial statements and reports filed with the SEC or sent to shareholders changes in Compaq's accounting practices, principles, controls or methodologies, or in Compaq's financial statements significant developments in accounting rules
  the adequacy of Compaq's internal accounting controls, and accounting, financial and auditing personnel the establishment and maintenance of an environment at Compaq that promotes ethical behavior

This year the Audit Committee reviewed the Audit Committee Charter and made a number of changes to reflect the new standards set forth in SEC regulations and the New York Stock Exchange listing standards. Generally, these changes reflected increased specificity in the Charter rather than changes in the Committee's practices. After appropriate review and discussion, the Audit Committee determined that the Committee had fulfilled its responsibilities under the Audit Committee Charter.

The Audit Committee is responsible for recommending to the Board that Compaq's financial statements be included in Compaq's annual report. The Committee took a number of steps in making this recommendation for 1999. First, the Audit Committee discussed with

PricewaterhouseCoopers LLP, Compaq's independent accountants for 1999, those matters PricewaterhouseCoopers communicated to and discussed with the Audit Committee under applicable auditing standards, including information regarding the scope and results of the audit. These communications and discussions are intended to assist the Audit Committee in overseeing the financial reporting and disclosure process. Second, the Audit Committee discussed PricewaterhouseCoopers' independence with PricewaterhouseCoopers and received a letter from PricewaterhouseCoopers concerning independence as required under applicable independence standards for auditors of public companies. This discussion and disclosure informed the Audit Committee of PricewaterhouseCoopers' independence, and assisted the Audit Committee in evaluating such independence. Finally, the Audit Committee reviewed and discussed, with Compaq management and PricewaterhouseCoopers, Compaq's audited consolidated balance sheets at December 31, 1999 and 1998, and consolidated statements of income, cash flows and stockholders' equity for the three years ended December 31, 1999. Based on the discussions with PricewaterhouseCoopers concerning the audit, the independence discussions, and the financial statement review, and such other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the Board that these financial statements be included in Compaq's 1999 Annual Report on Form 10-K.

The Audit Committee believes strongly in the principles underlying the requirement that independent accountants maintain their independence in strict compliance with applicable independence rules. In December 1999, as a result of certain independence violations by certain employees of PricewaterhouseCoopers, the SEC requested that Compaq engage new independent accountants for the audit of Compaq's 2000 financial statements. Although none of the independence violations were determined to have impaired the independence of PricewaterhouseCoopers with respect to its audit of Compaq's financial statements for 1999 or any prior year, the Audit Committee recommended to the Board that new independent accountants be engaged for the audit of Compaq's 2000 financial statements. In January 2000 Compaq opened a search to identify new independent accountants. Following that search, upon recommendation of the Audit Committee, the Board engaged Ernst & Young LLP to audit Compaq's 2000 financial statements.

Audit Committee Robert Ted Enloe, III (Chair) George H. Heilmeier Thomas J. Perkins Kenneth Roman Stock Performance Graph

The following graph compares Compaq's cumulative total shareholder return to the S&P 500 Index and the S&P Computers (Hardware) Index over a five-year period, beginning December 31, 1994, and ending December 31, 1999. The total shareholder return assumes $100 invested at the beginning of the period in Compaq Common

Stock, the S&P 500 Index, and the S&P Computers (Hardware) Index. It also assumes reinvestment of all dividends. Past financial performance should not be considered to be a reliable indicator of future performance, and investors should not use historical trends to anticipate results or trends in future periods.

[PERFORMANCE GRAPH APPEARS HERE]

Comparison of Five-Year Cumulative Total Return
	1994	1995	1996	1997	1998	1999

Compaq Computer Corporation	100	121.52	188.29	357.78	533.02	344.57
S&P 500 Index	100	137.58	169.17	225.60	290.08	351.12
S&P Computers (Hardware) Index	100	133.08	178.19	260.83	457.04	658.92

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) ("Section 16(a)") of the Securities Exchange Act of 1934, as amended, requires Compaq's directors and executive officers, and holders of more than 10% of Compaq's Common Stock, to file with the SEC initial reports of ownership and reports of changes in ownership of Compaq's Common Stock. Compaq believes that during the fiscal year ended December 31, 1999, its directors and executive officers complied with all these filing requirements except for Dr. Craven and

Mr. Doyle (each of whom filed one late report with respect to one purchase transaction). In making this statement, Compaq has relied solely on a review of copies of reports filed under Section 16(a) furnished to Compaq and on the written representations of its directors and executive officers. Based on shareholder public filings with the SEC, we do not believe any other shareholders are subject to Section 16(a) filing requirements.
General Information

PricewaterhouseCoopers has served as Compaq's independent accountants since 1982, the year of Compaq's incorporation, and was engaged to audit Compaq's financial statements for 1999. Further information regarding the engagement of PricewaterhouseCoopers, and the engagement of Ernst & Young with respect to the audit of Compaq's financial statements for 2000, is included in this Proxy Statement under the caption "Audit Committee Report." The Board has not proposed that any formal action be taken at the 2000 Annual Meeting with respect to the engagement of Ernst & Young as Compaq's independent accountants for the year 2000 because no action is required. Representatives of PricewaterhouseCoopers and Ernst & Young will attend the 2000 Annual Meeting and be available to answer questions. Representatives of PricewaterhouseCoopers and Ernst & Young will have the opportunity to make a statement at the 2000 Annual Meeting if they desire.

The report of PricewaterhouseCoopers on Compaq's audited consolidated financial statements at December 31, 1999 and 1998, and for each of the three years ended December 31, 1999, included in Compaq's 1999 Annual Report on Form 10-K contained no adverse opinion or disclaimer of opinion and is not qualified or modified as to uncertainty, audit scope or accounting principles. In connection with its audits for the two most recent years and through February 24, 2000, the date of Compaq's change of independent accountants, there were no disagreements with PricewaterhouseCoopers on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements if not resolved to the satisfaction of PricewaterhouseCoopers would have caused it to make reference thereto in its report on the financial statements for such years.

The expense of preparing, printing and mailing this Proxy Statement will be paid by Compaq. To assist in the solicitation of proxies, Compaq has engaged Corporate Investor Communications, Inc. ( "CIC" ) at a fee of $18,000 plus reimbursement of its out-of-pocket expenses. In addition to the use of the mail, proxies may be solicited personally or by telephone by regular employees of Compaq as well as by employees of CIC without additional compensation other than reimbursement of out-of-pocket expenses. Compaq will reimburse banks, brokers and other custodians, nominees, and fiduciaries for their costs in sending the proxy materials to the beneficial owners of the Common Stock.

Proposals of shareholders that are intended to be presented at Compaq's 2001 Annual Meeting of Shareholders (other than those submitted for inclusion in Compaq's proxy materials pursuant to Rule 14a-8 of the SEC's proxy rules) must be received by Compaq no later than January 27, 2001, to be presented at that meeting. Proposals of shareholders pursuant to Rule 14a-8 of the SEC's proxy rules that are intended to be presented at Compaq's 2001 Annual Meeting of Shareholders must be received by Compaq no later than November 10, 2000, to be included in the proxy statement and proxy relating to that meeting.

Appendix A

Compaq Computer Corporation Bonus Incentive Plan

SECTION 1. Purpose. The purpose of the Compaq Computer Corporation Bonus Incentive Plan (the "Plan") is to provide incentives for senior executives and other key employees whose performance in fulfilling the responsibilities of their positions can have a major impact on the profitability and future growth of Compaq Computer Corporation (the "Company") and its subsidiaries.

SECTION 2. Definitions. For the purposes of the Plan, the following terms shall have the meanings indicated:

"Award" shall mean the grant of an award by the Committee to a Participant pursuant to Section 4(a) or Section 4(d).

"Award Year" shall mean any calendar year with respect to the Company's performance in which an Award is granted.

"Board of Directors" shall mean the Board of Directors of the Company.

"Committee" shall mean the Committee designated pursuant to Section 3. Until otherwise determined by the Board of Directors, the Compensation Committee designated by the Board of Directors shall be the Committee under the Plan.

"Covered Officer" shall mean at any date (i) any individual who, with respect to the previous taxable year of the Company, was a "covered employee" of the Company within the meaning of Section 162(m), as hereinafter defined; provided, however, that the term "Covered Officer" shall not include any such individual who is designated by the Committee, in its discretion, at the time of any Award or at any subsequent time, as reasonably expected not to be such a "covered employee" with respect to the current taxable year of the Company and (ii) any individual who is designated by the Committee, in its discretion, at the time of any Award or at any subsequent time, as reasonably expected to be such a "covered employee" with respect to the current taxable year of the Company or with respect to the taxable year of the Company in which any applicable Award will be paid.

"Net Income" shall mean for any Award Year, operating income before taxes as determined by the Company's independent accountants for the Award Year, reduced by the aggregate amount of dividends on the Company's preferred stock, if any.

"Participant" shall mean a senior executive or other key employee of the Company selected by the Committee in accordance with Section 4(a) or Section 4(d) who receives an Award.

"Plan Funding Amount" shall mean with respect to any Award Year an amount equal to six percent of Net Income for such year.

"QDRO" shall mean a domestic relations order acceptable to the Committee in its sole discretion.

"Retirement" shall mean retirement from active service to the Company upon attaining 55 years of age, if the Participant's age plus years of active service equals at least 65, or as otherwise determined by the Committee.

"Section 162(m)" shall mean Section 162(m) of the Internal Revenue Code of 1986 and the rules and other authorities thereunder promulgated by the Internal Revenue Service of the Department of the Treasury.

SECTION 3. Administration.

(a) Committee. Subject to the authority and powers of the Board of Directors in relation to the Plan as hereinafter provided, the Plan shall be administered by a Committee designated by the Board of Directors consisting of two or more members of the Board of Directors each of whom is a "outside director" within the meaning of Section 162(m). The Committee shall have full authority to interpret the Plan and from time to time to adopt such rules and regulations for carrying out the Plan as it may deem best; provided, however, that the Committee may not exercise any authority otherwise granted to it hereunder if such action would have the effect of increasing the amount of an Award to any Covered Officer.

(b) Committee Determinations. All determinations by the Committee shall be made by the affirmative vote of a majority of its members, but any determination reduced to writing and signed by a majority of the members shall be fully as effective as if it had been made by a majority vote at a meeting duly called and held. All decisions by the Committee pursuant to the provisions of the Plan and all orders or resolutions of the Board of Directors pursuant thereto shall be final, conclusive and binding on all persons, including the Participants, the Company and its subsidiaries, and stockholders.

SECTION 4. Eligibility for and Payment of Awards.

(a) Eligible Employees. Subject to the provisions of the Plan, in each calendar year the Committee may select officers or employees (including officers or employees who are also directors) of the Company or any of its subsidiaries who will be eligible to earn Awards under the Plan with respect to such year and determine the amount of such Awards and the conditions under which they may be earned.

(b) Payment of Awards. Awards that are earned with respect to any Award Year shall be paid in cash to Participants at such times and in such amounts as are determined by the Committee.

(c) Deferred Compensation Plan. Notwithstanding the provisions of Sections 4(b), if, prior to any date established by the Committee for payment of any Award or portion thereof, a Participant shall so elect, in accordance with procedures established by the Committee, all or any part of an Award or portion thereof shall be deferred and paid in one or more periodic installments in accordance with the Compaq Computer Corporation Deferred Compensation and Supplemental Savings Plan.

(d) Awards to Covered Officers.

  Notwithstanding the provisions of Sections 4(a), 4(b), and 5(a) hereof, any Award to any Covered Officer shall be granted in accordance with the provisions of this Section 4(d). Subject to the discretion of the Committee as set forth in Section 5(b) hereof, the amount of the Award that may be granted with respect to any Award Year to any Covered Officer at the time of such grant shall be 15% of the Plan Funding Amount for such Award Year.
  Any provision of the Plan to the contrary notwithstanding, no Covered Officer shall be entitled to any payment of an Award with respect to an Award Year unless the members of the Committee shall have certified the Plan Funding Amount for such Award Year.

SECTION 5. General Provisions.

(a) Adjustments to Net Income. If Net Income for any year shall have been affected by special factors (including material changes in accounting policies or practices, material acquisitions or dispositions of property, or other unusual items) that in the Committee's judgment should or should not be taken into account, in whole or in part, in the equitable administration of the Plan, the Committee may, for any purpose of the Plan, adjust Net Income and make payments accordingly under the Plan.

(b) No Adjustments for Covered Officers. Notwithstanding the provisions of subparagraph (a) above, any adjustments made in accordance with or for the purposes of subparagraph (a) shall be disregarded for purposes of calculating the Plan Funding Amount if and to the extent that such adjustments would have the effect of increasing the Plan Funding Amount. In addition, the Committee may, in the exercise of its discretion, reduce or eliminate the amount of an Award to a Covered Officer otherwise calculated in accordance with the provisions of Section 4(d) prior to payment thereof.

(c) No Assignment. No portion of any Award under the Plan may be assigned or transferred otherwise than by will or by the laws of descent and distribution or pursuant to a QDRO prior to the payment thereof.

(d) Tax Requirements. All payments made pursuant to the Plan shall be subject to withholding in respect of income and other taxes required by law to be withheld, in accordance with procedures to be established by the Committee.

(e) No Additional Participant Rights. The selection of an individual for participation in the Plan shall not give such Participant any right to be retained in the employ of the Company or any of its subsidiaries, and the right of the Company or any such subsidiary to dismiss or discharge any such Participant, or to terminate any arrangement pursuant to which any such Participant provides services to the Company is specifically reserved. The benefits provided for Participants under the Plan shall be in addition to, and shall in no way preclude, other forms of compensation to or in respect of such Participants.

(f) Liability. The Board of Directors and the Committee shall be entitled to rely on the advice of counsel and other experts, including the independent accountants for the Company. No member of the Board of Directors or of the Committee or any officers of the Company or its subsidiaries shall be liable for any act or failure to act under the Plan, except in circumstances involving bad faith on the part of such member or officer.

(g) Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any subsidiary or affiliate of the Company from adopting or continuing in effect other compensation arrangements, which arrangements may be either generally applicable or applicable only in specific cases.

SECTION 6. Amendment and Termination of the Plan. The Board of Directors may at any time terminate, in whole or in part, or from time to time amend the Plan, provided that, except as otherwise provided in the Plan, no such amendment or termination shall adversely affect the rights of any Participant under any Awards deferred by such Participant pursuant to Section 4(c). In the event of such termination, in whole or in part, of the Plan, the Committee may in its sole discretion direct the payment to Participants of any Awards not theretofore paid out prior to the respective dates upon which payments would otherwise be made hereunder to such Participants, in a lump sum or installments as the Committee shall prescribe with respect to each such Participant. The Board of Directors may at any time and from time to time delegate to the Committee any or all of its authority under this Section 6. Any amendment to the Plan that would affect any Covered Officer shall be approved by the Company's stockholders if required by and in accordance with Section 162(m).

Appendix B

COMPAQ COMPUTER CORPORATION

CHARTER OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS

May 15, 1986
As Amended February 15, 2000

I. PURPOSE

The primary purpose of the Audit Committee of the Board of Directors of Compaq Computer Corporation is to provide independent and objective oversight of the accounting functions and internal controls of Compaq Computer Corporation, its subsidiaries and affiliates and to ensure the objectivity of Compaq's financial statements. The Committee and the Board shall have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent accountants. The Committee shall also review and advise the Board with respect to Compaq's risk management policies, and tax policies.

II. FUNCTIONS

The Audit Committee shall perform the following functions:

  Independent Accountants. Recommend to the Board the firm to be employed by Compaq as its independent accountants, which firm shall be ultimately accountable to the Board and the Committee as representatives of shareholders.
  Plan of Audit. Consult with the independent accountants regarding the plan of audit. The Committee also shall review with the independent accountants their report on the audit and review with management the independent accountants suggested changes or improvements in Compaq's accounting practices or controls.
  Accounting Principles and Disclosure. Review significant developments in accounting rules. The Committee shall review with management recommended changes in Compaq's methods of accounting or financial statements. The Committee also shall review with the independent accountants any significant proposed changes in accounting principles and financial statements.
  Internal Accounting Controls. Consult with the independent accountants regarding the adequacy of internal accounting controls. Where appropriate, consultation with the independent accountants regarding internal controls shall be conducted out of management's presence. In connection with this function, the Committee may require the General Counsel to circulate a questionnaire to evaluate Compaq's compliance with financial disclosure and accounting laws.
  Financial Disclosure Documents. Review with management and the independent accountants Compaq's financial disclosure documents, including all financial statements and reports filed with the Securities and Exchange Commission or sent to stockholders and following the satisfactory completion of each year-end review recommend to the Board the inclusion of the audited financial statements in Compaq's filing on Form 10-K. The review shall include any significant problems and material disputes between management and the independent accountants and a discussion with the independent accountants out of management's presence of the quality of Compaq's accounting principles as applied in its financial reporting, the clarity of Compaq's financial disclosures and degree of aggressiveness or conservatism of Compaq's accounting principles and underlying estimates, and a frank and open discussion of other significant decisions made by management in preparing the financial disclosure and reviewed by the independent accountants.
  Internal Control Systems. Review with management and internal auditors Compaq's internal control systems intended to ensure the reliability of financial reporting and compliance with applicable codes of conduct, laws, and regulations. The review shall include any significant problems and regulatory concerns. The Committee also shall review internal audit plans in significant compliance areas.
  Ethical Environment. Consult with management on the establishment and maintenance of an environment that promotes ethical behavior, including the establishment, communication, and enforcement of codes of conduct to guard against dishonest, unethical, or illegal activities.
  Oversight of Executive Officers and Directors and Conflicts of Interest. Review significant conflicts of interest involving directors or executive officers. The Committee shall review compliance with Company policies and procedures with respect to officers' expense accounts and perquisites, including their use of corporate assets, and consider the results of any review of these areas by the internal auditor or the independent accountant. The Committee also shall review significant questionable or illegal payments.
  Oversight of Independent Accountants. Evaluate the independent accountants on an annual basis and where appropriate recommend a replacement for the independent accountants. In such evaluation, the Committee shall ensure that the independent accountants deliver to the Committee a formal written statement delineating all relationships between the accountants and Compaq. The Committee also shall engage in a dialogue with the accountants with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent accountants and in response to the independent accountant's report take, or recommend that the Board take, appropriate action to satisfy itself of the independent accountant's independence.
  Adequacy of Personnel. Review periodically the adequacy of Compaq's accounting, financial, and auditing personnel resources.
  Risk Management. Review and evaluate risk management policies in light of Compaq's business strategy, capital strength, and overall risk tolerance. The Committee also shall evaluate on a periodic basis Compaq's investment and derivatives risk management policies, including the internal system to review operational risks, procedures for derivatives investment and trading, and safeguards to ensure compliance with procedures.
  Tax Policies. Review periodically Compaq's tax policies and any pending audits or assessments.
  Offerings of Securities. Perform appropriate due diligence on behalf of the Board of Directors with respect to Compaq's offerings of securities.
  Charter Amendments. Review this Charter annually, assess its adequacy and propose appropriate amendments to the Board.

The Committee's function is one of oversight and review, and it is not expected to audit Compaq, to define the scope of the audit, to control Compaq's accounting practices, or to define the standards to be used in preparation of Compaq's financial statements.

III. COMPOSITION & INDEPENDENCE

The Committee shall consist of not less than three independent members, who shall be appointed by the Board of Directors. Members of the Committee shall be financially literate or become financially literate within a reasonable period of time after appointment to the Committee and at least one member of the Committee shall have accounting, related financial management expertise, or any other comparable experience or background that results in the individual's financial sophistication. No member of the Committee shall be employed or otherwise affiliated with Compaq's independent accountants.

In the event that a Committee member faces a potential or actual conflict of interest with respect to a matter before the Committee, that Committee member shall be responsible for alerting the Committee Chairman, and in the case where the Committee Chairman faces a potential or actual conflict of interest, the Committee Chairman shall advise the Chairman of the Board of Directors. In the event that the Committee Chairman, or the Chairman of the Board of Directors, concurs that a potential or actual conflict of interest exists, an independent substitute Director shall be appointed as a Committee member until the matter, posing the potential or actual conflict of interest, is resolved.

IV. QUORUM AND MEETINGS

A quorum of the Committee shall be declared when a majority of the appointed members of the Committee are in attendance. The Committee shall meet on a regular basis. Meetings shall be scheduled at the discretion of the Chairman. Notice of the meetings shall be provided at least ten days in advance. The Committee may ask members of management or others to attend the meeting and provide pertinent information as necessary.

V. REPORTS

The Committee will report to the Board from time to time with respect to its activities and its recommendations. When presenting any recommendation or advice to the Board, the Committee will provide such background and supporting information as may be necessary for the Board to make an informed decision. The Committee will keep minutes of its meetings and will make such minutes available to the full Board for its review.

The Committee shall report to shareholders in Company's proxy statement for its annual meeting whether the Committee has satisfied its responsibilities under this Charter.

VI. OTHER AUTHORITY

The Committee is authorized to confer with Company management and other employees to the extent it may deem necessary or appropriate to fulfill its duties. The Committee is authorized to conduct or authorize investigations into any matters within the Committee's scope of responsibilities. The Committee also is authorized to seek outside legal or other advice to the extent it deems necessary or appropriate, provided it shall keep the Board advised as to the nature and extent of such outside advice.

The Committee will perform such other functions as are authorized for this Committee by the Board of Directors Statement of Purpose and Responsibilities or the Board of Directors.

COMPAQ [LOGO]

COMPAQ [LOGO]

To view a live webcast of the Compaq Annual Shareholders Meeting on April 27, 2000, at 10:00 A.M. CDT,
please visit our website at www.compaq.com.

You may receive future proxy statements and annual reports electronically by going to
www.compaq.com/corporate/ir/index.com
and clicking on electronic consent—register now!

PROXY

COMPAQ COMPUTER CORPORATION
Annual Meeting of Shareholders to be held April 27, 2000
10:00 A.M.
Grand Ballroom
J.W. Marriott Hotel
5150 Westheimer Road
Houston, Texas 77056

This proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints Ben K. Wells and Thomas C. Siekman, and each of them, with full power of substitution, proxies of the undersigned to vote all shares of Common Stock of Compaq Computer Corporation that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held April 27, 2000, and all adjournments thereof, with all the powers the undersigned would possess if personally present, and particularly, without limiting the generality of the foregoing, to vote and act on the following matters and in their discretion upon such other business as may properly come before the meeting or any adjournment thereof.

THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF EACH DIRECTOR NOMINEE NAMED HEREIN, AND "FOR" THE REAPPROVAL OF THE COMPAQ COMPUTER CORPORATION BONUS INCENTIVE PLAN.

Shareholders of record at the close of business on February 29, 2000 will be entitled to vote at the Annual Meeting or any adjournments thereof.

SEE REVERSE SIDE	(continued, and to be signed, on the reverse side)	SEE REVERSE SIDE

 COMPAQ [LOGO]
Compaq Computer Corporation
c/o EquiServe
P.O. Box 9398
Boston, MA 02205-9398

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Follow these four easy steps:	Follow these four easy steps:
1. Read the accompanying Proxy Statement and Proxy Card.	1. Read the accompanying Proxy Statement Proxy Card.
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3. Enter your 14-digit Control Number located on your Proxy Card above your name.	3. Enter your 14-digit Control Number located on your Proxy Card above your name.
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PLEASE DETACH PROXY CARD HERE

|X|      Please mark votes as in this example.

The Board of Directors recommends a vote FOR the following Proposals:

1. To elect twelve directors of the Company	2. To reapprove the Compaq Computer Corporation Bonus Incentive Plan

Nominees: (01) Benjamin M. Rosen; (02) Michael D. Capellas; (03) Lawrence T. Babbio, Jr.; (04) Judith L. Craven; (05) Chris A.  Davis; (06) Robert Ted Enloe, III; (07) George H. Heilmeier; (08) Peter N. Larson; (09) Kenneth L. Lay; (10) Thomas J. Perkins; (11) Kenneth Roman; (12) Lucille S. Salhany

	FOR |_|	AGAINST |_|	ABSTAIN |_|
FOR ALL NOMINEES	|_|	|_|	WITHHELD FROM ALL NOMINEES

|_|  _________________________________
For all nominees except as noted above.

MARK HERE IF YOU PLAN TO ATTEND THE MEETING	|_|
MARK HERE FOR ADDRESS CHANGE AND NOTE COMMENTS AT LEFT	|_|
Please sign as name appears. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If signer is a corporation, please sign with the full corporation name by authorized officer or officers.
Signature:_________________	Date:_________________	Signature:_________________	Date:_________________